SALES SERVICE CONSULTING AGREEMENT

     THIS AGREEMENT is made and entered into this 21st day of July 1994, by and between PRESTOLOCK INTERNATIONAL, LTD. , a Michigan corporation having an office at 205 Robin Road, Paramus, New Jersey 07652 (hereinafter the "Company"), and THE EASTERN COMPANY, a Connecticut corporation with its principal place of business located at 112 Bridge Street, Naugatuck, Connecticut 06770 ("Eastern").

                                    RECITALS

     A. The Company is in the business of manufacturing, marketing and selling wheel-dialed padlocks, gunlocks and deadbolts (hereinafter the "Padlock Product Line" and "Padlock Product Line Business" as appropriate); and

     B. Pursuant to an Asset Purchase Agreement between the Company and Eastern dated July 21, 1994 hereinafter the "Purchase Agreement"), the Company has sold and transferred all of its assets, tangible and intangible, pertaining to the Padlock Product Line Business to Eastern which intends to utilize said assets in its own padlock and other locking devices businesses; and,

     C. The Company has acquired experience, knowledge and technical skills with respect to the products constituting the Padlock Product Line Business which would be of great value and assistance to Eastern in adding such products to its own locking device product lines, particularly with respect to customers, suppliers, marketing channels and technical matters.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements hereinbelow contained, the parties agree as follows:

     1. START-UP ASSISTANCE. The Company agrees that it shall provide upon the reasonable request of Eastern during the period beginning on the date hereof and ending on December 31, 1995, up to twenty (20) hours per calendar month of advice, services, and consulting assistance in connection with:

          (a) The establishment by Eastern of successful mutually beneficial relationships for the continuing manufacture and supply of Padlock Product Line locks to its customers, including those customers formerly serviced by the Company; and,

          (b) The startup and use of the technology and proprietary information previously used by the Company in connection with the manufacture, assembly, distribution and sale of its Padlock Product Line products, including, without limitation the use by Eastern of technology and proprietary information as well as detailed customer requirements and the procedures and protocols for dealing with suppliers.


     2. CONSULTING SERVICES. In addition, following the startup phase of integrating the Padlock Product Line products into its own product lines, Eastern may require advisory and consulting services in connection with technology changes or other production and marketing matters regarding said products. The Company agrees to provide Eastern up to twenty (20) hours per calendar month of advice and consultation concerning the production and marketing of



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



products included in the Padlock Product Line upon the reasonable request of Eastern from time to time after December 31, 1995 and continuing through December 31, 2000; provided that the Company shall not be obligated to provide such services at the time requested if the then-employed personnel required to provide such services cannot be reasonably be made available to Eastern because of illness or conflicting responsibilities to the Company and its business of such personnel. Such services shall be provided as soon thereafter as feasible.

     3. COMPENSATION. In consideration of the availability of the foregoing advice, services and assistance to be provided to Eastern by the Company, Eastern agrees to pay to the Company an annual incentive service fee (the "Incentive Fee") for each of the six (6) calendar years commencing on January 1, 1995 at the rate of three percent (3%) of Gross Sales of products constituting part of the Company's Padlock Product Line. Those products constituting part of the Padlock Product Line are listed in Appendix A attached hereto and made a part hereof. It is understood and agreed, however, that there shall be included in the products constituting part of the Padlock Product Line for purposes of calculating the incentive fees such brass locks as may be substituted for the Company's Lock No. 2360.

          (a) Payments shall be due and payable to the Company on the 31st day of January of each year following the close of the prior calendar year for which such commissions are earned, the first payment being due on January 31, 1996.




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



          (b) Eastern will make available its books and records with respect to Padlock Product Line sales by Eastern for inspection by the Company's independent auditors at reasonable times during normal business hours (but not more frequently than one audit period in any twelve month calendar period) solely for the purpose of verifying Gross Sales and the calculation of the Incentive Fees. Such inspection shall be at the Company's expense, and the Company shall cause such auditors to keep all information obtained from such inspection confidential at all times.

          (c) The Incentive Fees provided in this Section 3 shall be paid by Eastern to the Company and shall be the only payments required from Eastern. The Company shall bear all costs and expenses associated with the provision of such advice, services and assistance to Eastern, including without limitation, all wages, salaries and other compensation or benefits to any personnel or management of the Company.

     4. RIGHT OF SETOFF. This Agreement is entered into pursuant to the Purchase Agreement in which and pursuant to which the Company, has made certain warranties and representations and has agreed to perform or refrain from taking certain action. In the event that pursuant to the indemnification provisions of the Purchase Agreement the Company becomes liable to Eastern for breach of any of the representations, warranties or undertakings made in the Purchase Agreement, Eastern shall be entitled to make payments coming due under this Agreement by setting off against such payments the amount of such liability of the Company to Eastern.



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





Such setoff may commence to be exercised at any time after a claim arises under the Purchase Agreement by Eastern withholding the payments temporarily until such time as the amount of liability of the Company is finally determined, subject to the procedure set forth in Section 8.6 of the Purchase Agreement, which is hereby incorporated by reference and made a part hereof.

     5. RELATIONSHIP. It is expressly understood and agreed that the Company is an independent contractor and is not in any manner an agent or employee of Eastern, nor authorized nor empowered to conduct business under the name of or for the account of Eastern. The Company is not authorized to transact business, incur obligations, sell goods, or assign or create any obligation of any kind, expressed or implied, on behalf of Eastern or to bind Eastern in any way whatsoever, or to make any promise, warranty or representation on behalf of Eastern with respect to its products or any other matter. The Company is not authorized to accept any service of process upon Eastern or to receive any notice of any nature whatsoever on behalf of Eastern.

     All of the Company's foregoing obligations under this Agreement to provide personnel are subject to the reasonable availability of such persons and the Company will not be required to hire additional personnel or consultants to perform such services. The Company shall, in its sole discretion, determine the reasonableness of any request made hereunder by Eastern.

     Furthermore, should the Company enter into competition with Eastern by violation of its obligations under a certain





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

Noncompetition Agreement between it and Eastern of even date herewith, and Eastern is required to bring legal proceedings against the Company to enjoin such violation of the Noncompetition Agreement and is successful in such litigation, then Eastern shall be entitled to withhold payment of the incentive fees coming due under this Agreement until such violation ceases.

     6. DISPUTE RESOLUTION. Because of the compensation payments provided for in
Section 3 above are being paid only after the close of the year in which they are earned, time is of the essence for the payment of such Incentive Fees. Accordingly, if payment is not made on the date required, then the Company may make written demand for immediate payment within ten (10) business days after the date of the notice, within which time Eastern shall respond either with payment or an explanation of why payment is delayed. Should Eastern either (i) not respond, (ii) make partial payment acknowledged as such by it, or (iii) provide a reason for continued delay unacceptable to the Company, then in any such event, and under any other circumstances when a dispute may arise regarding the amount of the payment due under this Agreement, either party may cause the matter to be resolved by arbitration at Hartford, Connecticut before a single arbitrator in accordance with the rules of commercial arbitration established by the American Arbitration Association then in effect. The parties may, however, by mutual agreement, submit any such issue to some other Alternative Dispute Resolution ("ADR") process. The determination by said arbitrator



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

or other ADR body shall be binding and conclusive on the parties and not subject to appeal to any court or other tribunal.

          (a) The following are reasonable and acceptable reasons for delay and shall not entitle the Company to commence the foregoing dispute resolution procedures:

               (i) the commencement of an audit process by the Company which interferes with the year end determination and calculation of the Incentive Fees for the year just ended;

               (ii) delays in such determination and calculation due to war, riot, labor unrest, fire, flood, earthquake or other natural disaster beyond the control or anticipation of Eastern.

          (b) The arbitrator or other ADR body shall determine the aggregate gross sales for the period in question of products listed in Appendix A and calculate the Incentive Fees based solely on such sales; and shall also determine the actual amount of Incentive Fees, if any, paid with respect to such period to the Company. The difference between the Incentive Fees due and Incentive Fees paid, if any, shall be awarded to the Company (the "Company Award"). If any such Company Award is made to the Company, then the arbitrator or other ADR body shall also determine whether Eastern is entitled to exercise a right of setoff or withholding as provided for in Sections 4 and 5 of this Agreement (either at the time of the failure to pay or at the time of entering the Company Award), it being understood that if any legal proceeding (including arbitration or ADR) is pending as a result of which such issues of



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



     setoff or withholding will be determined, then the decision of the legal body handling that matter shall be conclusive on these issues and the proceeding under this Agreement shall await such outcome. The arbitrator or other ADR body will then enter the said Company Award against Eastern in favor of the Company in the amount found due, or if no amount is due then the award shall be in favor of Eastern (the "Eastern Award") absolving it from payment of any additional Incentive Fees for the period in question. The findings of the arbitrator or other ADR body on the issues of withholding and setoff shall be included in any Company Award and any amount for which the Company is entitled to setoff shall become a credit against the amount due from Eastern to the Company and any amount which Eastern is entitled to withhold shall become a contingent amount not payable until the right to withhold ceases or becomes the right of setoff, in which case it shall become a credit against that unpaid portion of the Award. If a Company Award is entered, payment of the amount then due and not subject to setoff or withholding shall be made within five (5) business days after the entry. But if payment of such current amount is not made within five (5) business days after entry of the Company Award, then failure to make such payment shall be a default of this Agreement and interest at the rate of seven percent (7%) per annum shall accrue until paid. The Company shall be entitled to have a judgment for the amount found due in a Company Award entered against Eastern in any court of competent jurisdiction.



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



          (c) The arbitrator or other ADR body may award to the prevailing party in the proceeding its costs and expenses, including reasonable attorneys' fees, incurred in connection with the proceeding before the arbitrator or other ADR body and such amount shall be payable within thirty (30) days after the final decision rendered therein.


     7. ASSIGNABILITY. Any assignment by either party of this Agreement, or any assignment or delegation of any right, duty or claim of such party arising hereunder, without the express prior written consent of the other party, shall be null and void and of no force or effect, and such party shall be liable to the other party for any claims, losses or damages, including reasonable attorneys' fees, arising from any attempted assignment or delegation made other than in compliance herewith; provided, however, (i) the Company may assign its rights (but not delegate any of its duties) to any person or entity who acquires substantially all of its assets, or with whom it merges or consolidates, and
(ii) Eastern may assign its rights to any person or entity who acquires substantially all of the Padlock Product Line from Eastern and which assumes its obligations under this Agreement, subject to Section 8 below.

     8. SUCCESSOR LIABILITY. Eastern agrees that in the event of any sale, exchange, merger or other transaction which results in more than fifty percent (50%) of the ownership or control of the business of manufacturing and selling Padlock Product Line products being transferred to any party other than Eastern or any of its


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

Affiliates prior to the end of the term of this Agreement, Eastern shall require as a condition to such transaction that the subsequent owner or controlling person expressly agree to be bound by and to assume, pay, perform, and discharge all of Eastern's obligations under this Agreement, Eastern itself to also remain liable jointly and severally.

     9. SEVERABILITY. If any provision of this Agreement shall be held unenforceable, invalid or void for any reason, such provision shall be automatically voided and shall not be part of this Agreement, but the enforceability or validity of the remaining provisions of this Agreement shall not be affected thereby.

     10. HEADINGS. The headings contained in this Agreement are for the purpose of reference only and shall not be considered a part of, or control or affect the meaning or construction of, this Agreement.

     11. APPLICABLE LAW. The interpretation of all of the provisions of this Agreement and the relations thereunder shall be in accordance with the laws of the State of Connecticut.

     12. NOTICES. Any writing or notices required or provided for hereunder to the Company or Eastern shall be mailed or delivered or sent by national courier service to that party at the address first hereinabove set forth in this Agreement or to such subsequent address as may be given by notice to the other party.



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




     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

PRESTOLOCK INTERNATIONAL, LTD.              THE EASTERN COMPANY

By /s/ Robert J. Skandalaris                By /s/ Steven G. Sanelli
   -------------------------                   -----------------------
   Its Chairman                                Its Vice President



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